Exhibit 23.2
[Letterhead of GLO CPAs, LLLP]
Consent of Independent Registered Public Accounting Firm
The Stockholders and Board of Directors
Willbros Group, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-4 of Willbros Group, Inc. of our reports dated March 12, 2007, except for the change in presentation of Depreciation and Note 14, which is as of February 21, 2008, with respect to (a) the consolidated balance sheet of Willbros Group, Inc. as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two-year period then ended, the effects of the adjustment to retrospectively apply the change in presentation of Depreciation as indicated in Note 1 and the change in reportable segments in Note 14 to the consolidated financial statements for the years 2006 and 2005 and (b) the related financial statement schedule, which reports appear in the Annual Report on Form 10-K of Willbros Group, Inc. for the year ended December 31, 2007. We also consent to the reference to our firm under the heading “Experts” in the proxy statement/prospectus, which is part of this registration statement.
/s/ GLO CPAs, LLLP
Houston Texas
December 12, 2008